EXHIBIT 23.1

[ERNST & YOUNG LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 29, 2005 (except as to Note 12 which is as of December 9, 2005, and as to Note 11 which is as of September 30, 2005) relating to the consolidated financial statements of Gryphon Gold Corporation for the year ended March 31, 2005, which appears in the Company’s prospectus filed pursuant to Rule 424(b) under the Act on December 13, 2005.

/s/ Ernst & Young LLP

Vancouver, Canada
February 10, 2006

A Member of Ernst & Young Global